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                                                  September  10, 1996



Four M Corporation
115 Stevens Avenue
Valhalla, New York  10595

Ladies and Gentlemen:

          We have acted as counsel for Four M Corporation, a Maryland corporation (the "Company"), and Box USA Group, Inc., Four M Paper Corporation, Page Packaging Corporation, Box USA, Inc. and Four M. Manufacturing Group of Georgia, Inc. (collectively, the "Guarantors") in connection with the registration statement on Form S-4 (Reg. No. 333-8043), as amended by Amendment Nos. 1 through 3 thereto (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission (the "Commission") relating to the proposed offer by the Company of $170,000,000 aggregate principal amount of 12% Senior Secured Notes due 2006 (the "New Notes") of the Company for a like amount of privately placed 12% Senior Secured Notes due 2006 (the "Old Notes") (the "Exchange Offer"). The New Notes will be guaranteed ("Guarantees") by the Guarantors and any future Subsidiaries of the Company. The New Notes will be issued pursuant to the Indenture (the "Indenture") dated May 30, 1996 between the Company and Norwest Bank Minnesota, National Association, as trustee. All capitalized terms not otherwise defined herein have the same meanings given to such terms in the Indenture.

          In connection with the foregoing, we have examined, among other things, (i) the Registration Statement, (ii) the Indenture, (iii) the form of New Notes to be issued pursuant to the Indenture and (iv) originals, photocopies or conformed copies of all such corporate records, agreements, instruments and documents of the Company and the Guarantors, certificates of public officials and other certificates and opinions, and have made such other investigations as we have deemed necessary for the purpose of rendering the opinion set forth herein. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as photocopies or conformed copies, and the authenticity of the originals of such latter documents. We have relied, to the extent we deem such reliance proper, upon


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Four M Corporation
September 10, 1996
Page -2-


representations, statements or certificates of public officials and officers and representatives of the Company and the Guarantors.

          Based upon and subject to the foregoing, we are of the opinion that:

          1. The New Notes have been duly authorized by the Company and, when issued and delivered in exchange for the Old Notes in the manner set forth in the Registration Statement and executed and authenticated in accordance with the terms and conditions of the Indenture (and assuming the due authorization, execution and delivery of the Indenture by each of the parties thereto), will constitute legal, valid and binding obligations of the Company.

          2. The Guarantee of each Guarantor has been duly authorized, executed and delivered by each Guarantor and constitutes a legal, valid and binding obligation of each Guarantor.

          We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the prospectus that forms a part thereof.

          We are delivering this opinion to the Company, and no person other than the Company and the holders of the New Notes may rely upon it.


                                        Very truly yours,


                                        /s/ Kramer, Levin, Naftalis & Frankel